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[Fleet Logo]                                                      RULE 424(b)(3)
                                                              FILE NO: 333-36444
        FleetBoston Financial


                PRICING SUPPLEMENT NO. 7 DATED FEBRUARY 22, 2001
(TO PROSPECTUS SUPPLEMENT DATED JUNE 2, 2000 AND PROSPECTUS DATED MAY 30, 2000)


                       FLEETBOSTON FINANCIAL CORPORATION
          SENIOR MEDIUM-TERM NOTES, SERIES R (THE "SENIOR NOTES") AND
      SUBORDINATED MEDIUM-TERM NOTES, SERIES S (THE "SUBORDINATED NOTES")
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                FIXED RATE NOTE

         SERIES R (SENIOR) [X]                  SERIES S (SUBORDINATED) [ ]


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
PRINCIPAL AMOUNT:                 $20,000,000.00         CUSIP NUMBER: 33900QAY0

PRICE TO PUBLIC:                  100.00%                ORIGINAL ISSUE DISCOUNT (OID) NOTE:    [ ] YES [X] NO
                                                         TOTAL AMOUNT OF OID:
ISSUE PRICE
 (AS % OF PRINCIPAL):             100.00%

NET PROCEEDS:                     $20,000,000.00         YIELD TO MATURITY:
                                                         INITIAL ACCRUAL PERIOD OID:

TRADE DATE:                       02/22/2001

ISSUE DATE:                       02/23/2001             IF OTHER THAN USD:
                                                         SPECIFIED CURRENCY:
                                                         AUTHORIZED DENOMINATIONS:
MATURITY DATE:                    08/25/2003             OPTIONS TO RECEIVE PAYMENTS IN
                                                         SPECIFIED CURRENCY:                    [ ] YES [X] NO
                                                         PLACE OF PAYMENT:
INTEREST RATE:                    7.95% per annum

INTEREST RATE
 CALCULATION METHOD:              30/360

INTEREST PAYMENT DATES:           Quarterly on the 25th of each February, May, August and November commencing May 25, 2001. If any interest payment date or the maturity date falls on a day that is not a business day, the related payment of principal or interest will be made on the immediately preceding business day.

RECORD DATES:                     One business day prior to each interest payment date

AGENT:                            N/A
                                  Agent's Capacity: ______________ As Principal ____________ As Agent

DELIVERY:                         DTC # 903 (Banker's Trust)

REDEMPTION:                       The Notes may not be redeemed prior to maturity.

ADDITIONAL TERMS:

Recent Developments:
On October 1, 2000, FleetBoston and Summit Bancorp. ("Summit") entered into an Agreement and Plan of
Merger pursuant to which Summit will merge with and into FleetBoston, with FleetBoston as the surviving corporation. The merger, which is subject to approval by Summit's shareholders and to the expiration of certain regulatory waiting periods, is expected to be completed in early March 2001 and is expected to be accounted for as a pooling of interests. As of September 30, 2000, Summit had approximately
$39.5 billion in assets and approximately $3 billion in stockholders' equity.
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